QUALITY SYSTEMS, INC.
                              LIST OF SUBSIDIARIES

1. Clinitec International, Inc., a California corporation, d/b/a MicroMed Healthcare Information Systems, Inc., is a wholly-owned subsidiary of Quality Systems, Inc.